Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Resolute Energy Corporation:
We consent to the incorporation by reference in the registration statements (No. 333-161076) on Form S-4 and (Nos. 333-162209 and 333-162210) on Form S-8 of Resolute Energy Corporation of our report dated March 30, 2010, with respect to the consolidated balance sheets of Resolute Energy Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statement of operations, stockholders’ equity, and cash flows for each of the years in the two-year period then ended, and for the period from February 26, 2007 (inception) to December 31, 2007, which report appears in the December 31, 2009 annual report on Form 10-K of Resolute Energy Corporation.
/s/ KPMG LLP
Denver, Colorado
March 30, 2010